UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009 (December 15, 2009)

PR SPECIALISTS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-34686	95-4792965
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Annand Drive Suite 16 Wilmington, Delaware	19808
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 302-998-8824

2300 NE 48th Court, Lighthouse Point, Florida	33064
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On December 15, 2009, the registrant entered into a Management Agreement with Universal Capital Management, Inc. (“Universal”). The registrant engaged Universal to provide the registrant with management services and other related assistance including, among other things, strategic planning and investment banking services. The term of the agreement is twelve (12) months.  A copy of the Management Agreement is attached hereto as Exhibit 10.1.

Item 2.01 Completion of Acquisition or Disposition of Assets

The registrant incorporated a wholly owned subsidiary, Mediavix, Inc., a Delaware corporation (“Mediavix”), and Mediavix adopted its initial plan of business on December 15, 2009. A copy of the Business Plan is attached hereto as Exhibit 10.2.

Pursuant to subparagraph (f) of this Item 2.01, certain of the requisite disclosure requirements may be found in the registrant’s:

•

Form 10-K filed with the Commission on July 27, 2009, and

•

All other reports filed with the Commission subsequent thereto, including this Current Report on Form 8-K.

The registrant was a shell company, other than a business combination related shell company, as those terms are defined in Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2), immediately before the transaction. However, although the registrant has adopted an initial business plan, as of the date of this report, it has not yet completed its plan of operation; consequently, the information that would be required to be included herein with respect to the registrant’s plan of operations will be filed pursuant to an amendment to this Form 8-K upon its completion.

Item 3.02

Unregistered Sales of Equity Securities

As described in Item 1.01, on December 15, 2009, the registrant entered into a Management Agreement with Universal for management services. Pursuant to that agreement, the registrant agreed to provide Universal with the following compensation within thirty (30) days of the effective date of the agreement: one million (1,000,000) shares of post reverse split common stock and a five (5) year Warrant to purchase up to Five Hundred Thousand (500,000) shares of post reverse split common stock at an exercise price of $0.001. The registrant is relying upon Section 4(2) of the Securities Act of 1933 since the transaction did not involve any public offering. No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2009, Lawrence Ruden resigned from all officer positions he held with the registrant.  He continues to serve as a member of the registrant’s Board of Directors. A copy of Mr. Ruden’s Resignation Letter is attached hereto as Exhibit 99.1.

On December 15, 2009, the registrant’s Board of Directors increased the number of board members from one to two and nominated Marjorie DeHey Daleo to fill the vacant seat created on the Board of Directors.  Ms. Daleo accepted her nomination to the Company’s board of directors on that same date. Ms. Daleo’s term will continue until the next annual shareholder’s meeting or until her successor is duly appointed.

On December 15, 2009, the registrant’s Board of Directors appointed Ms. Daleo as the registrant’s president, treasurer and secretary. Ms. Daleo also serves as the president, chief operating officer and treasurer of Mediavix, the registrant’s wholly owned subsidiary.

There are no arrangements or understandings between Ms. Daleo and any other persons pursuant to which she was appointed as the registrant’s president, treasurer and secretary and as a member of the registrant’s Board of Directors. There is no family relationship between Ms. Daleo and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer of the registrant. The Board of Directors has no specific committees of the Board of Directors at this time. Ms. Daleo has no written employment arrangement with the registrant at this time.

Since September 2008 to present, Ms. Daleo has been a partner with MediaMojos, LLC which provides crucial consulting services to small and emerging businesses seeking opportunities in the entertainment, broadcast, advertising and wireless market segments in international markets.  From September 2008 to March 2009, Ms. Daleo served as Senior Vice President - Global Strategy and Alliances at Blastbeat, a Teen Music & Multimedia Business project. From February 2004 to September 2008, Ms. Daleo served as Senior Vice President - Digital Media, Entertainment and Telcoms at Enterprise Ireland, a government agency responsible for the development and promotion of world-class Irish companies.  Prior to that time she served as a Competitive Intelligence Marketing Manager at LexisNexis (1999 – 2003), and as a Legal Affairs Attorney at Metro-Goldwyn-Mayer Inc. (1995 to 1999). Ms. Daleo holds an MBA degree from University of California, Los Angeles - The Anderson School of Management, a J.D. degree from California Western School of Law and a B.A. degree from Cornell University.

The registrant has not entered into any transactions with Ms. Daleo that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Item 5.06

Change in Shell Company Status.

See Item 2.01 herein.

Item 8.01

Other Events.

The registrant changed the address of its principal executive offices to 2601 Annand Drive, Suite 16, Wilmington, Delaware 19808.

 Item 9.01

Financial Statements and Exhibits

(a)

Financial statements of businesses acquired.

Not applicable

(b)

Pro forma financial information.

Not Applicable

(c)

Shell company transactions

Not Applicable

(d)

Exhibits

The following exhibits are filed with this report:

Exhibit

Description

10.1

Management Agreement

10.2

Business Plan

99.1

Resignation Letter – Lawrence Ruden

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PR Specialists, Inc.

By:/s/ Marjorie DeHey Daleo

      Marjorie DeHey Daleo,

      President

Dated: December 21, 2009